Filed pursuant to Rule 424(b)(2)
                                                             File No. 333-123441


Pricing Supplement No. 21 dated July 5, 2005.
(To Prospectus dated April 15, 2005 and Prospectus
Supplement dated May 5, 2005)
This Pricing Supplement consists of 2 pages.

                         Hartford Life Insurance Company
                                    Depositor

                            Fixed Rate IncomeNotes(sm)
                                 Issued through

                   Hartford Life Global Funding Trust 2005-081

                     4.50% Callable Notes due July 15, 2012


The description in this pricing supplement of the particular terms of the 4.50% IncomeNotes(sm) offered hereby and the Funding Agreement sold by Hartford Life Insurance Company to the Trust specified herein supplements the description of the general terms and provisions of the notes and the funding agreements set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.


                        PROVISIONS RELATING TO THE NOTES

Principal Amount:       $1,449,000.00            Interest Rate:   4.50%

Price to Public:        100%                     Issuance Date:   July 8, 2005

Net Proceeds to Trust:  $1,430,888.00            Stated Maturity Date: July 15, 2012

Agent's Discount:       1.25%                    Initial Interest Payment Date: August 15, 2005

CUSIP Number:           41659FEA8                Interest Payment Frequency: Monthly

Day Count Convention:   30/360                   Regular Record Dates:  15 days prior to any
                                                 Interest Payment Date.
Optional Redemption: Yes [X] No [ ]              The Survivor's Option  [X] is  [ ] is not
  Optional Redemption Date:                      available
    July 15, 2007 or any Interest Payment              Annual Put Limitation: $1 million or 1%
    Date thereafter.                                   Individual Put Limitation: $250,000
  Initial Redemption Percentage: 100%                  Trust Put Limitation: N/A

  Annual Percentage Reduction: N/A               Authorized Denominations: $1,000 integral
  Redemption may be: [X] In whole only.          amounts.
                     [ ] In whole or in part.
Securities Exchange Listing:   None.             Special Tax Considerations:  None.

Other Provisions Relating to the Notes: None.

Agents : Bear, Stearns & Co. Inc., A.G. Edwards & Sons, Inc., Banc of America Securities LLC, Charles Schwab & Co., Inc., Citigroup, HSBC, JPMorgan, Merrill Lynch & Co., Morgan Stanley, Raymond James, RBC Dain Rauscher, Inc., Scott & Stringfellow, Inc., UBS Financial Services, Inc., Wachovia Securities, WM Financial Services


                  INFORMATION RELATING TO THE FUNDING AGREEMENT

Funding Agreement Provider: Hartford Life Insurance Company

Funding Agreement:         FA-405081           Interest Rate:  4.50%

Contract Payment:          $1,449,015.00       Effective Date: July 8, 2005

Deposit Amount:            $1,430,903.00       Stated Maturity Date: July 15, 2012
(if different from Contract Payment)
Day Count Convention:      30/360              Initial Interest Payment Date: August
                                               15, 2005
Special Tax Considerations: None.              Interest Payment Frequency: Monthly
Optional Redemption:   Yes [X] No [ ]          Survivor Option:  Under the Funding
Optional Redemption Date: July 15, 2007 or     Agreement, Hartford Life Insurance
any Interest Payment Date thereafter.          Company [X] is [ ] is not required to
Initial Redemption Percentage: 100%            provide the Trust with amounts it needs
                                               to honor valid exercises of the
Annual Percentage Reduction:    N/A            Survivor's Option.
Redemption may be:  [X] In whole only.
                    [ ] In whole or in part.   Other Provisions Relating to the Funding
                                               Agreement: None.


           INFORMATION PERTAINING TO THE RATINGS OF THE NOTES AND THE
                               FUNDING AGREEMENT

It is anticipated that, as of July 8, 2005, the Notes will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-            Moody's: Aa3
                  A.M. Best: aa-                     Fitch: AA

The Moody's rating also extends to the Program under which the Notes are issued.

It is anticipated that, as of July 8, 2005, the Funding Agreement will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-            Moody's: Aa3
                  A.M. Best: aa-                     Fitch: AA






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